EXHIBIT 99.1

Avanex Announces Revenues of $30.3 Million; $19.8 Million Year-to-Year Revenue Growth

FREMONT, Calif., April 24 /PRNewswire Interactive News Release/ --

Avanex Corporation (Nasdaq: AVNX), pioneer of photonic processors that accelerate the deployment of the next generation optical networks, today reported third quarter results for its fiscal year 2001, which ended March 31, 2001.

Avanex Chairman and Chief Executive Officer Walter Alessandrini said, "It's clear that the telecommunications retrenchment has affected everyone in this industry. We have addressed this by restructuring our operations. Our strategy has been to maximize our flexibility while increasing our technology advantage and lowering our imbedded costs. We therefore continue to invest strongly in research and development, application engineering and product marketing so that we can take full advantage of the upswing in the industry when it takes place."

The Avanex Chairman pointed out that March quarter revenues increased $19.8 million compared to the same quarter of last year. "We successfully added several new customers and increased our product offerings during this past quarter. Our March quarter revenue from next generation products, which include PowerMux(TM) and PowerExchanger(TM), grew significantly, and we expect further success this year for these products," said Alessandrini.

Alessandrini added that the company reduced its workforce by 350 in the March quarter, mostly in manufacturing, "to assure that our production capacity is aligned with our current market expectations."

Financial Results

Avanex's net revenues for the quarter ending March 31, 2001 were $30.3 million, an increase of $19.8 million over the Company's revenues of $10.5 million for the third quarter of fiscal 2000 ended March 31, 2000. The Company reported revenues of $47.9 million in the second fiscal quarter ended December 31, 2000.

Pro forma net loss for the quarter was $1.6 million, or $0.03 per share excluding charges for amortization of deferred stock compensation, excess inventory, amortization of intangibles, and stock accretion. This compared with a pro forma net income of $4.1 million, or $0.06 per share in the second quarter of fiscal 2001 ended December 31, 2000. Pro forma net loss for the prior year's third quarter was $2.9 million, or $0.08 per share.

Net loss for the quarter including charges for amortization of deferred stock compensation, excess inventory, amortization of intangibles, and stock accretion was $36.4 million, or $0.62 per share compared to a net loss of $29.2 million or $0.85 per share for the same period in the prior year. A provision for excess inventory of $21.6 million was recorded due to the substantial and unexpected drop in customer demand the Company experienced. This provision consists of a $11.4 million reserve against current inventory and a $10.2 million accrual for non-cancelable purchase commitments. Net loss was $11.3 million or $0.20 per share loss in the second fiscal quarter ended December 31, 2000.

Net revenues for the nine months ended March 31, 2001 were $113.0 million, compared with $21.4 million for the same period of fiscal 2000. Pro forma net income for the nine months ended March 31, 2001, excluding charges for amortization of deferred stock compensation, excess inventory, amortization of intangibles, in-process research and development charge and stock accretion, was $4.8 million, or $0.07 per share, compared with pro forma net loss of $7.0 million, or $0.45 per share, in the same period of fiscal 2000. Net loss for the nine months ended March 31, 2001, including the above-mentioned charges, was $73.0 million, or $1.28 per share, compared with $69.0 million, or $4.45 per share, in the same period of fiscal 2000.

As the Company announced earlier this month, management is implementing a cost containment plan in the fourth fiscal quarter and expects to take a restructuring charge of approximately $18 million to $24 million during the fourth quarter. The restructuring charge will include costs related to a reduction in workforce and a provision for excess facilities and assets.

Outlook

The Company updated its revenue and EPS outlook for the fourth fiscal quarter and calendar year 2001. Avanex expects fourth fiscal quarter revenues to be approximately $25 million, and calendar year 2001 revenues to range between $110 million and $115 million. The Company expects EPS for the fourth fiscal quarter to range between a loss per share of two cents and a loss per share of three cents. For the calendar year 2001, Avanex expects EPS to range between a loss per share of eight cents and a loss per share of ten cents, excluding charges for amortization of deferred stock compensation, excess inventory, amortization of intangibles, and the Company's expected fourth quarter restructuring charge.

Conference Call

Avanex will discuss its revised guidance on a conference call scheduled today, April 24, at 4:30 p.m. EDT. The number for the conference call is 888-316-9406. The password is "Photonics." A replay of the conference call will be available through May 1, 2001, at 800-435-3142.

About Avanex

Avanex designs, manufactures and markets photonic processors for the communications industry. Avanex's photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost- effectiveness as compared to current alternatives.

Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. In addition to a development and manufacturing facility in Fremont, the Company also maintains The Photonics Center(TM) in Richardson, Texas.

Forward-looking Statements

This press release contains forward-looking statements including forward- looking statements regarding revenues and earnings the Company expects to report for the fourth quarter of fiscal year 2001 and for calendar year 2001, a charge for restructuring costs in the fourth quarter of 2001, demand for the Company's products, including the Company's newest products and next- generation products, and the Company's ability to achieve anticipated cost reductions. Actual results could differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ include any accounting adjustments made during the close of the Company's quarter, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the Company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses the Company may incur in future quarters or the inability to identify expenses which can be eliminated. In addition, please refer to the risk factors contained in the Company's SEC filings including its most recently 10-Q filed with the SEC on February 15, 2001.

Avanex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:

Media	Investor Relations
Tony Florence Phone: 510-897-4162 Fax: 510-979-0198 email: tony_florence@avanex.com	Investor Relations Mark Weinswig Phone: 510-897-4344 Fax: 510-897-4345 email: mark_weinswig@avanex.com

AVANEX CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

                                     Three Months Ended        Nine Months Ended
                                       March 31,                 March 31,
                                ------------------------- -------------------------
                                     2001         2000         2001         2000
                                ------------ ------------ ------------ ------------
Net revenue....................     $30,311      $10,505     $113,026      $21,421
Cost of revenue................      39,775        6,781       84,335       14,975
                                ------------ ------------ ------------ ------------
Gross profit (loss)............      (9,464)       3,724       28,691        6,446

Operating expenses:
  Research and development.....      11,064        5,018       29,932        8,006
  Sales and marketing..........       4,083        2,054       12,806        3,730
  General and administrative...       3,275        1,482        9,990        3,611
  Stock compensation...........      10,563        8,585       44,495       24,282
  In-process research and
     development...............          --           --        4,700           --
  Amortization of intangibles..       2,619           --        7,036           --
                                ------------ ------------ ------------ ------------
    Total operating expenses...      31,604       17,139      108,959       39,629
                                ------------ ------------ ------------ ------------
Loss from operations...........     (41,068)     (13,415)     (80,268)     (33,183)
Other income, net..............       3,553        1,950       10,477        1,924
                                ------------ ------------ ------------ ------------
Net loss before tax............     (37,515)     (11,465)     (69,791)     (31,259)
Income tax expense (recovery)..      (1,101)          --        3,209           --
                                ------------ ------------ ------------ ------------
Net loss.......................     (36,414)     (11,465)     (73,000)     (31,259)
Stock accretion................          --      (17,692)          --      (37,743)
                                ------------ ------------ ------------ ------------
Net loss attributable to
  common stockholders..........    ($36,414)    ($29,157)    ($73,000)    ($69,002)
                                ============ ============ ============ ============
Basic and diluted net loss
  per common share.............      ($0.62)      ($0.85)      ($1.28)      ($4.45)
                                ============ ============ ============ ============
Weighted-average shares
  used in computing basic
  and diluted net loss per
  common share.................      58,607       34,129       56,849       15,503
                                ============ ============ ============ ============

AVANEX CORPORATION
Proforma Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

                                     Three Months Ended       Nine Months Ended
                                        March 31,                March 31,
                                -----------------------  -----------------------
                                     2001        2000         2001        2000
                                ----------- -----------  ----------- -----------
Net revenue.....................   $30,311     $10,505     $113,026     $21,421
Cost of revenue.................    18,184       6,781       62,744      14,975
                                ----------- -----------  ----------- -----------
Gross profit  ..................    12,127       3,724       50,282       6,446

Operating expenses:
  Research and development......    11,064       5,018       29,932       8,006
  Sales and marketing...........     4,083       2,054       12,806       3,730
  General and administrative....     3,275       1,482        9,990       3,611
                                ----------- -----------  ----------- -----------
    Total operating expenses....    18,422       8,554       52,728      15,347
                                ----------- -----------  ----------- -----------
Loss from operations............    (6,295)     (4,830)      (2,446)     (8,901)
Other income, net...............     3,553       1,950       10,477       1,924
                                ----------- -----------  ----------- -----------
Net income (loss) before tax....    (2,742)     (2,880)       8,031      (6,977)
Income tax expense (recovery)...    (1,101)         --        3,209          --
                                ----------- -----------  ----------- -----------
Net income (loss)...............   ($1,641)    ($2,880)      $4,822     ($6,977)
                                =========== ===========  =========== ===========
Basic and diluted net income
  (loss) per common share.......    ($0.03)     ($0.08)       $0.07      ($0.45)
                                =========== ===========  =========== ===========
Weighted-average shares
  used in computing basic
  and diluted net income
  (loss) per common share.......    58,607      34,129       68,132      15,503
                                =========== ===========  =========== ===========

Note: The Proforma Condensed Consolidated Statements of Operations exclude the impact of the in-process research and development write-off, inventory provision, amortization of deferred stock compensation, amortization of intangibles and stock accretion.

AVANEX CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

                                                        March 31,        June 30,
                                                           2001           2000
                                                       ------------  ------------
                          ASSETS
Current assets:
  Cash, cash equivalents and short-term investments....   $213,798      $184,321
  Accounts receivable, net.............................     28,559         9,942
  Inventories..........................................     22,474         8,266
  Other current assets.................................      2,269         1,922
                                                       ------------  ------------
    Total current assets...............................    267,100       204,451

Property and equipment, net............................     41,417        14,990
Intangible assets....................................       45,343           --
Long-term investments..................................     13,227        56,943
Other assets...........................................        520         1,757
                                                       ------------  ------------
        Total assets...................................   $367,607      $278,141
                                                       ============  ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings................................     10,201        $1,525
  Accounts payable.....................................     18,793         7,668
  Accrued compensation and related expenses............      6,355         2,999
  Noncancelable purchase commitments ..................     10,215           --
  Other accrued expenses...............................     18,143         5,939
  Current portion of capital lease obligations.........      2,808           786
                                                       ------------  ------------
    Total current liabilities..........................     66,515        18,917

Capital lease obligations..............................     15,497         2,067

Stockholders' equity ..................................    285,595       257,157
                                                       ------------  ------------
        Total liabilities and stockholders'
          equity.......................................   $367,607      $278,141
                                                       ============  ============

NOTE: The Company maintains its financial records on the basis of a fiscal year ending June 30, with fiscal quarters ending on the Friday closest to the end of the period (thirteen-week periods). For ease of reference, all references to period end dates have been presented as though the period ended on the last day of the calender month. The third quarter of fiscal 2001 and 2000 ended on March 30, 2001 and March 31, 2000, respectively.